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Mr. Javaid Aziz
[Home Address]

Dear Javaid,

This agreement confirms and restates the terms of your employment as Senior Vice President, responsible for the European activities of Silicon Graphics, effective as of February 13, 1995. This position is based in Geneva and reports directly to Bob Bishop, President of Silicon Graphics World Trade Corporation.

Since you will be maintaining your home in the UK, we will obtain for you a Geneva professional work permit under which you will be allowed to spend up to 120 days per year physically present in Switzerland. Business expenses will apply when you travel from your UK address, however.

You will be considered a legal employee of both Silicon Graphics S.A. in Switzerland and Silicon Graphics Limited in the UK. On the basis that you spend 120 days per year in Switzerland, you will be paid on a split basis with 1/3 of your compensation (base and bonus) being paid in Switzerland and 2/3 being paid in the UK. All payments will be calculated in Sterling with the Swiss portion being converted and paid in Swiss Francs using the company's accounting exchange rate which is determined at the end of each month.

Your compensation package will be structured as follows:

     Base Salary             (Pounds)225,000 per annum
     European Bonus          (Pounds)112,500 per annum
     Executive Incentive     (Pounds)112,500 per annum

Base, European Bonus and Executive Annual Incentive will all be paid on the 1/3 Switzerland; 2/3 UK basis described above.

It is not our intention that this split payroll arrangement has any effect on the total taxation payable. In the unlikely event that your combined Swiss and UK income taxes exceed the theoretical UK tax liability (assuming all income is paid in the UK and that you are a UK tax resident) then Silicon Graphics will compensate you for the excess tax paid. Your tax situation will be complex and therefore we will pay for tax consultation both in Switzerland and UK for up to (Pounds)1,000 per annum in each location for as long as you remain on this split payroll.
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Mr. Javaid Aziz                                                         Page 2


Your targeted total income for the first fiscal year with the company, FY96, will therefore be (Pounds)450,000, assuming that both Europe and the Corporation achieve their respective plans.

Enclosed is a summary of the European Bonus Plan and Executive Annual Incentive Plan for the remainder of our fiscal year 1995, the details of both of which may be somewhat altered in FY96.

In recognition of your extensive experience in the industry, we will recommend that the following stock grants be considered for approval at the February 1, 1995 meeting of our Board of Directors:

     Subject to authorization and approval of the Board of Directors of SGI, and in compliance with all applicable federal and state securities laws, you will be granted an option to purchase 200,000 shares of common stock at 75% of market value under the Company's 1985 Stock Incentive Program. The price will be the closing price of SGI common stock, as listed on the New York Stock Exchange, on the date of board approval. Specific terms and conditions will be included in a definitive stock option agreement and will include your right to purchase your shares according to a vesting schedule. This schedule will provide for 20% of your shares to become vested after your tenth month of employment, with the remainder to vest at the rate of 2% per month, thereafter. In order to comply with UK Inland Revenue regulations, this option will be subject to a maximum exercise period of 7 years.

     Subject to authorization and approval of the Board of Directors of SGI, and in compliance with all applicable federal and state securities laws, you will be granted an option to purchase 25,000 shares of common stock at fair market value under the Company's 1993 Long-Term Incentive Stock Plan. The price will be the closing price of SGI common stock, as listed on the New York Stock Exchange, on the date of board approval. Specific terms and conditions will be included in a definitive stock option agreement and will include your right to purchase your shares according to a vesting schedule. This schedule will provide for 20% of your shares to become vested after your tenth months of employment, with the remainder to vest at the rate of 2% per month, thereafter.

     Additionally, you will be granted 4,740 shares of restricted stock under the Company's 1993 Long-Term Incentive Stock Plan that will vest 25% per year on your anniversary date.

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Mr. Javaid Aziz                                                         Page 3



For the time which you spend in Switzerland, we will provide you with the use of a rental car and a pied-a-terre apartment, and of course, office support at our Geneva headquarters. You will also be provided with office support at our Theale address.

In the event that you wish to leave Silicon Graphics, we would hold you to no specific termination period. However, in the case the Silicon Graphics should wish to terminate your employment within the first 3 years, for any reason, then a severance payment of 2 year's base salary would be payable. After 3 years, this severance payment would reduce to 1 year's base salary. Notwithstanding anything in this agreement, in the event that you become entitled to a "Termination Payment" within the meaning of the Employment Continuation Agreement dated as of February 13, 1995 between you and Silicon Graphics, you will not be entitled to a severance payment under this agreement.

Finally, we have agreed to pay you a starting bonus of (Pounds)100,000 payable within the first 30 days of employment.

Javaid, I am very much looking forward to working with you to help shape the computer company of the next century.

Sincerely yours,



Kenneth L. Coleman
Senior Vice President, Administration